EXECUTION VE SION

PURCHASE AND SALE AGREEMENT

AMONG

POLGRAFT OIL LTD

AMERICAN INTERNATIONAL PETROLEUM CORPORATION

AND

AMERICAN INTERNATIONAL PETROLEUM KAZAKHSTAN

Dated as of January 6, 2006

TABLE OF CONTENTS

Exhibits

Disclosure Schedules

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT is made and entered into as of Ja ary 6, 2006 (the "Agreement"), by and among Polgraft Oil Ltd, a company registered in the ritish Virgin Islands, or one or more of its permitted assignees (collectively, "Purchaser"), A erican International Petroleum Corporation, a Nevada corporation ("AIPC"), and A erican International Petroleum Kazakhstan, a Nevada corporation ("AIPK" or "Seller").

WITNESSETH:

WHEREAS, commencing on October 7, 2004, AIPC filed a voluntary petition f relief under chapter 11 of the Bankruptcy Code (as defined herein); and

WHEREAS, the assets and liabilities of AIPK are subject to the supervision and ontrol of AIPC, AIPK appears to be the only valuable asset of the AIPC estate. Although AIP is not the subject of a bankruptcy proceeding, and has the full authority to enter into this ag ement without the necessity of seeking Bankruptcy Court approval, because AIPK constitutes e sole valuable asset of AIPC, AIPC is requesting authority to consent to and authorize the tra action contemplated herein as a means to implementing its plan of reorganization or compron e and settlement with GCA and/or other creditors; and

WHEREAS, AIPK owns three hundred and seventy five (375) shares of comm stock (the "Shares") of Caspian Gas Company, a New York corporation ("CGC"), which in tu holds a 100% interest in License 1551; and

WHEREAS, the Seller has determined that a prompt sale of the Shares is nece ary in order to preserve the value inherent in the Shares ultimately available to the creditors o AIPC; and

WHEREAS, pursuant to, inter alia, Section 363 of the Bankruptcy Code (as spects AIPC) and the applicable Federal Rules of Bankruptcy Procedure, AIPC and the Seller sire to sell to Purchaser, and Purchaser desires to purchase from the Seller, the Shares pursua to the terms of this Agreement; and

WHEREAS, certain terms used in this Agreement are defined in Article I.

NOW, THEREFORE, in consideration of the premises and the represe tions, warranties, covenants and agreements contained herein, and for other good and luable consideration, the receipt and sufficiency of which are hereby acknowledged, and intendi ; to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement, the following ter ; shall have the meanings specified in this Section 1.1:

"Action" means any action, suit, arbitration, inquiry, proceeding or invest ation by or before any Governmental Authority of any nature, civil, criminal, regulatory or oth wise, in law or in equity.

"Affiliate" (and, with a correlative meaning "affiliated") means, with res ct to any Person, any direct or indirect subsidiary of such Person, and any other Person that d ectly, or through one or more intermediaries, controls or is controlled by or is under common ntrol with such first Person. As used in this definition, "control" (including with correlative me ings, "controlled by" and "under common control with") means possession, directly or indire y, of power to direct or cause the direction of management or policies (whether through owne ip of securities or partnership or other ownership interests, by Contract or otherwise).

"Additional Deposit" shall have the meaning set forth in Section 3.1(b).

"Agreement" shall have the meaning set forth in the recitals hereto.

"AIPC" shall have the meaning set forth in the recitals hereto.

"AIPK" shall have the meaning set forth in the recitals hereto.

"Alternative Transaction" shall have the meaning set forth in Section 7.5.

"Applicable Law" means, with respect to any Person, any Law applicable such Person or its business, properties or assets.

"Assignment and Assumption Agreement" means an Assignment and Ass ption Agreement between Seller and Purchaser substantially in the form attached hereto as Exh t A.

"Bank TuranAlem" shall have the meaning set forth in Section 7.1.

"Bankruptcy Case" means the chapter 11 case commenced by AIPC on tober 7, 2004, under Case No. 04-21332.

"Bankruptcy Code" means title 11 of the United States Code, as amended.

"Bankruptcy Court" means the United States Bankruptcy Court for the estern District of Louisiana, Lake Charles Division.

"Baring Vostok" shall mean The Baring Vostok Private Equity Fund III .P. 1, The Baring Vostok Private Equity Fund III L.P. 2, and The Baring Vostok Fund I Co-Investment L.P., each a limited partnership organized and registered under the laws of Gu nsey.

"Break-up Fee" means an amount equal to three and one-half percent (%) of the Purchase Price, to be paid to Purchaser under the circumstances and in accordance th the terms set forth in Section 4.4.

"Business Day" means a day other than a Saturday, Sunday or other day which commercial banks in New York City are authorized or required by law to close. Any e nt the

scheduled occurrence of which would fall on a day that is not a Business Day shall be deferred until the next succeeding Business Day.

"CGC" shall have the meaning set forth in the recitals hereto.

"Closing" shall have the meaning set forth in Section 4.1.

"Closing Date" means the date on which the Closing occurs.

"Code" shall mean the Internal Revenue Code of 1986, as amended.

"Contract" means any written contract, indenture, note, bond, loan, instrument, lease, commitment or other agreement.

"Deposit" shall have the meaning set forth in Section 3.1(b).

"Direct Claim" shall have the meaning set forth in Section 11.4(c).

"Escrow Agreement" means that certain Escrow Agreement, dated as of the date hereof, among Purchaser, Seller and the Escrow Agent, which is attached as Exhibit B hereto.

"Effective Time" means 12:01 a.m. (Houston, Texas time) on the Closing Date.

"Escrow Agent" means Amegy Bank N.A., in its capacity as escrow agent pursuant to the Escrow Agreement.

"Governmental Authority" means any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission or instrumentality of the United States, any state of the United States or the Republic of Kazakhstan or any political subdivision thereof, and any tribunal, court or arbitrator(s) of competent jurisdiction, and shall include the Bankruptcy Court.

"Indemnifying Party" means a Party obligated to provide indemnification under this Agreement.

"Indemnitee" means a Person entitled to receive indemnification under this Agreement.

"Interagency Commission" shall have the meaning set forth in Section 4.2[illegible]).

"Initial Deposit" shall have the meaning set forth in Section 3.1(b).

"Law" means any federal, state or local law (including common law), statute, code, ordinance, rule, regulation or other requirement enacted, promulgated, issued or entered by a Governmental Authority.

"Liabilities" means any and all debts, losses, liabilities, claims (including claims as defined in the Bankruptcy Code), damages, expenses, fines, costs, royalties, proceedings,

deficiencies or obligations (including those arising out of any Action, such as any settl ent or compromise thereof or judgment or award therein), of any nature, whether known or u nown, absolute, accrued, contingent or otherwise and whether due or to become due, and wheth or not resulting from third party claims, and any reasonable out-of-pocket costs and penses (including reasonable legal counsels' fees and expenses and accountants', or other s and expenses incurred in defending any Action or in investigating any of the same or in asse ig any rights hereunder).

"Lien" means any lien, pledge, mortgage, deed of trust, security interes claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction u er any shareholder or similar agreement or encumbrance.

"Liquidated Damages Amount" shall have the meaning set forth in Sectio 3.1(b).

"Order" means any order, injunction, judgment, decree, ruling, writ, as ssment or arbitration award.

"Ordinary Course of Business" means the ordinary conduct of business Seller, taking into account, as applicable, the Bankruptcy Case.

"Outside Date" shall have the meaning set forth in Section 4.2(b).

"Permits" means any approvals, authorizations, consents, licenses, pe its or certificates.

"Permitted Liens" means (i) all Liens set forth on Schedule 5.4, (ii) tutory Liens for current taxes, assessments or other governmental charges not yet delinque or the amount or validity of which is being contested in good faith by appropriate proceedin which proceedings are described in Schedule 5.4; and (iii) any Lien that, pursuant to and as mitted by Section 363(f) of the Bankruptcy Code, will be fully released upon entry of the Sale ler.

"Person" means and includes natural persons, corporations, limited part rships, limited liability companies, general partnerships, joint stock companies, joint ntures, associations, companies, trusts, banks, trust companies, land trusts, business trusts other organizations, whether or not legal entities, and all Governmental Authorities.

"Pledge Agreement" means that certain Pledge Agreement, dated April 2004, between AIPK and Bank TuranAlem.

"Purchase Price" shall have the meaning set forth in Section 3.1(a).

"Purchaser" shall have the meaning set forth in the recitals hereto.

"Purchaser Indemnifiable Loss" shall have the meaning set forth in Sectic 11.2.

"Purchaser Indemnitee" shall have the meaning set forth in Section 11.2.

"Purchaser Material Adverse Effect" means any change, circumstance c event that would materially hinder Purchaser's ability to consummate the transactions contemp ed by this Agreement, excluding any such change, circumstance or event to the extent resulti from (i) the economy or securities markets in general, or any outbreak of hostility, war or rorist activities (other than terrorist activities which directly impact the assets or business of the Purchaser), (ii) the announcement, pendency or consummation of the sale of the Shares r any other action by Purchaser or its respective Affiliates contemplated by or required this Agreement or (iii) any changes in general economic (including changes in commodity p es or foreign exchange rates), political or regulatory conditions in the natural gas or eline transportation industries.

"Recovery Costs" shall have the meaning set forth in Section 11.4(d).

"Sale Order" means an Order of the Bankruptcy Court, in a form rea nably acceptable to AIPC, Seller and Purchaser, approving this Agreement and all of the te s and conditions hereof, and approving and authorizing AIPC and Seller to consumm e the transactions contemplated hereby, including the transfer of the Shares to Purchaser. T Sale Order shall find and provide, among other things, that (i) the transfers of the Shares by ller to Purchaser pursuant to this Agreement (A) will be legal, valid and effective transfer of the Shares; (B) will vest Purchaser with all right, title and interest in and to the Shares, free a l clear of any Liens, claims, interests and encumbrances, other than Permitted Liens refere ed on Schedule 5.4, pursuant to Section 363(f) of the Bankruptcy Code (including, without lir ation, any right of setoff, recoupment, netting or deduction); and (C) constitute transfers for rea nably equivalent value and fair consideration under the Bankruptcy Code and under applical state law; (ii) the transactions contemplated by this Agreement are undertaken by Purchaser ar Seller at arm's length, without collusion and in good faith within the meaning of Section 363(n of the Bankruptcy Code; (iii) Seller has complied with the notice requirements of Rules 200 6004, 6006 and 9014 of the Federal Rules of Bankruptcy Procedure and any applicable rule of the Bankruptcy Court with respect to the transactions contemplated by this Agreement an by all other agreements, documents and instruments contemplated in connection with this Agi ment; and (iv) AIPC and Seller have satisfied all of the requirements of, and are authorized pur ant to, Section 363(b) of the Bankruptcy Code to enter into this Agreement and to consumi te the transactions contemplated hereby.

"Securities Act" shall have the meaning set forth in Section 6.5.

"Seller Material Adverse Effect" means any change, circumstance or ev it that (i) would reasonably be expected to have a material and adverse impact on the Share or the assets, financial condition, results of operations or business of CGC or (ii) would m erially hinder the Seller's ability to consummate the transactions contemplated by this Ag ement, excluding any such change, circumstance or event to the extent resulting from (A) the e nomy or securities markets in general, or any outbreak of hostility, war or terrorist activities (ot r than terrorist activities which directly impact the assets or business of CGC), (B) the annour ement, pendency or consummation of the sale of the Shares or any other action by Seller their Affiliates contemplated by or required by this Agreement or the filing of the Bankrupt Case, (C) the conversion or dismissal of any Bankruptcy Case, or (D) any changes in general e nomic (including changes in commodity prices or foreign exchange rates), political or re ulatory

conditions in the oil and gas industry, other than changes specific to the oil and gas indu ry in Kazakhstan or License 1551 (excluding the scheduled Kazakhstan governmental char es in January 2006).

"Seller Indemnifiable Loss" shall have the meaning set forth in Section 11.

"Seller Indemnitee" shall have the meaning set forth in Section 11.1.

"Seller" shall have the meaning set forth in the recitals hereto.

"Shareholders Agreement" means the Amended and Restated Share lders Agreement between International Petroleum Kazakhstan and Bridge Hydrocarbons LLC dated May 19, 2005.

"Shares" shall have the meaning set forth in the recitals hereto.

"Subsidiary" or "subsidiary" means, with respect to any Person, any corp ation, limited liability company, joint venture or partnership of which such Person (a) bene cially owns, either directly or indirectly, more than 50% of (i) the total combined voting powe of all classes of voting securities of such entity, (ii) the total combined equity interests, or i) the capital or profit interests, in the case of a partnership; or (b) otherwise has the power to vo or to direct the voting of sufficient securities to elect a majority of the board of directors or milar governing body.

"Tax" means all federal, state, provincial, territorial, municipal, local or reign income, profits, franchise, gross receipts, environmental (including taxes under Code ection 59A), customs, duties, net worth, sales, use, goods and services, withholding, value ad ed, ad valorem, employment, social security, disability, occupation, pension, real property, p rsonal property (tangible and intangible), stamp, transfer, conveyance, severance, production excise and other taxes, withholdings, duties, levies, imposts and other similar charges and asse ments (including any and all fines, penalties and additions attributable to or otherwise impose on or with respect to any such taxes, charges, fees, levies or other assessments, and interest ereon) imposed by or on behalf of any Taxing Authority.

"Taxing Authority" means any Governmental Authority exercising any a hority to impose, regulate, levy, assess or administer the imposition of any Tax.

"Third Party Claim" means any claim, action or proceeding made or bro ght by any Person who is not (i) a Party to this Agreement or (ii) an Affiliate of a Party o this Agreement.

1.2 Other Terms. Other terms may be defined elsewhere in this Agreem t and, unless otherwise indicated, shall have such meaning throughout this Agreement.

1.3 Knowledge Qualifiers. References to "Seller's Knowledge", "to the Kn wledge of Seller" or "to the Knowledge of AIPC" and similar terms shall refer to the actual kno ledge, without any requirement of inquiry or investigation other than as set forth below, of ar of the individuals listed on Schedule 1.3.

ARTICLE II

SALE AND PURCHASE OF SHARES

2.1 Sale and Purchase of Shares. Upon the terms and subject to the cor itions contained herein, on the Closing Date, Seller shall sell, assign, transfer, convey and de 'er to Purchaser, and Purchaser shall purchase from Seller, the Shares pursuant to the Assignm t and Assumption Agreement and the documents referred to in Section 9.1. Pursuant t such Assignment and Assumption Agreement, Seller shall also transfer to Purchaser all of its obligations, liabilities and duties that arise out of the Shares, as applicable, from and a :r the Effective Time, including without limitation all obligations, liabilities and duties arisin under the Shareholders Agreement and governing documents of CGC, and Purchaser shall assu e and shall agree to discharge, all of the obligations, liabilities and duties of Seller arising ou of the Shares, as applicable, from and after the Effective Time, including without limita n all obligations, liabilities and duties arising from and after the Effective Time under the go rning documents of CGC.

ARTICLE III

PURCHASE PRICE AND PAYMENT

3.1 Purchase Price.

(a) The purchase price for the Shares shall be an amount equal to the um of Sixteen Million Dollars ($16,000,000) (the "Purchase Price").

(b) Upon the execution of this Agreement, Purchaser shall deposit th the Escrow Agent, pursuant to the Escrow Agreement, One Million Dollars ($1,000,000) (the Initial Deposit"). Upon the filing with the Bankruptcy Court of an amended sale motion in f n and substance mutually satisfactory to AIPC, Seller and Purchaser, Purchaser will delive to the Escrow Agent an additional Fifteen Million Dollars ($15,000,000) in cash on or prior to nuary 17, 2006 (the "Additional Deposit" which, together with the Initial Deposit, is so etimes collectively referred to herein as the "Deposit"). Pursuant to the Escrow Agreement, the eposit shall be applied to the Purchase Price as provided in Section 3.2 or shall be released and turned to Purchaser in the event that this Agreement is terminated pursuant to Section 4.2; p vided, however, that in the event Purchaser has not closed the transactions under Section 3. of this Agreement even though the conditions precedent in Article VIII have been satisfic in all material respects and as a consequence is, at the time of such termination, in willful b ach of any of its obligations under Section 3.2, of this Agreement in any material respect, Seller hall be entitled to direct the Escrow Agent to deliver to Seller the amount of $800,000 from the eposit and receive such amount as liquidated damages (the "Liquidated Damages Amo t") in accordance with the Escrow Agreement, and deliver the balance of the Deposit to Pı :haser. Notwithstanding the foregoing, in the event that this Agreement is terminated pur ant to Section 4.2 and both Seller and Purchaser are in breach of any of their respective represe ations, warranties or obligations under this Agreement in any material respect, the Deposit hall be released and returned to Purchaser pursuant to the Escrow Agreement. With respe to the determination by the parties of the Liquidated Damages Amount, the parties hereby ackn vledge

that actual damages are difficult to estimate and such amount represents a reasonable recc ry of such damages.

3.2 Payment of Purchase Price. Subject to the satisfaction of the conditions pr edent in Sections 8.1, 8.2 and 8.3 of the Agreement, Seller agrees to sell the Shares and Pu haser agrees to purchase the Shares for the Purchase Price. At the Closing, upon satisfaction or aiver of the closing conditions set forth in Article VIII, if the Deposit plus accrued interest ereon exceeds the Purchase Price, Seller and Purchaser shall instruct the Escrow Agent to tran er the amount of the Deposit equal to the Purchase Price to Seller by wire transfer of imm iately available funds into an account or accounts designated in writing by Seller, and subjec o the provision below, to disburse any excess amount to Purchaser. In the event the Closi Date occurs after March 31, 2006, Seller shall be entitled to any interest accruing on the Depo from April 1, 2006 until Closing.

ARTICLE IV

CLOSING AND TERMINATION

4.1 Time and Place of Closing. The closing of the sale and purchase provide for in Article II (the "Closing") shall take place at the offices of LeBoeuf, Lamb, Greene & I cRae LLP, located at 1000 Main Street, Suite 2550, Houston, Texas, at 10:00 a.m. local time n the second Business Day after the conditions to Closing set forth in Article VIII (ex uding conditions that, by their terms, cannot be satisfied until the Closing) have been satis d (or waived by the party entitled to waive such condition), or at such other place, date and tim as the parties may agree. Alternatively, Closing may be effectuated by the exchange of signat es via facsimile, with originals to follow.

4.2 Termination of Agreement. This Agreement may be terminated prio o the Closing Date as follows:

(a) At any time prior to the Closing Date, by the mutual written co ent of Seller and Purchaser;

(b) By AIPC and Seller (acting together) or Purchaser, if the Closing as not occurred on or before February 28, 2006 (as may be extended pursuant to this clause (l or by written agreement of the parties, the "Outside Date"); provided, however, that the term nating party is not in default of its obligations hereunder in any material respect; provided rther, however, that if Seller and Purchaser are in default of their respective obligations here der in any material respect, then this Agreement shall forthwith terminate automatically as f the Outside Date. Notwithstanding the foregoing, if the Closing shall not have occurred on o efore February 28, 2006 due to (i) the failure of the government of Kazakhstan to appr e this Agreement, and if all conditions to the respective obligations of the parties to close he under that are capable of being fulfilled by the Outside Date other than those set forth in cl se (i) above shall have been so fulfilled or waived (other than those conditions that, by thei erms, cannot be satisfied until the Closing), then no party may terminate this Agreement prior April 30, 2006;

(c) By either AIPC and Seller (acting together) or Purchaser, if there s ill be any Applicable Law that makes consummation of the transactions contemplated hereby ill ;al or otherwise prohibited (and such Law is not overturned or otherwise made inapplicable) the transactions contemplated hereby within a period of 120 days) or if any Order is entere by a Governmental Authority of competent jurisdiction having valid enforcement au ority permanently restraining, prohibiting or enjoining Seller or Purchaser from consummat g the transactions contemplated hereby and such Order shall have become final and non-appeala .e; or

(d) By Purchaser (i) if Seller or AIPC is in breach of Section 7.5, or (ii n the event of a Seller Material Adverse Effect;

(e) By either Seller or Purchaser, in the event that the transa tions contemplated by this Agreement are denied by the Bankruptcy Court, or are bl :ked, prohibited or disapproved by any Governmental Authority, including the Inter ;ency Commission headed by the Ministry of Energy and Mineral Resources of the Repu ic of Kazakhstan (the "Interagency Commission");

(f) By Purchaser (i) if the Bankruptcy Court does not grant the Sale C ler on or prior to January 20, 2006, or (ii) a stay has been granted and is in effect following th filing of an appeal of the Sale Order;

(g) By either Seller or Purchaser in the event right of first refusal or ta along rights are exercised by Bridge Hydrocarbons LLC and/or any other shareholder of CGC p :suant to the Shareholders Agreement.

4.3 Effect of Termination. No termination of this Agreement pursuant to Sec on 4.2 shall be effective until written notice thereof is given to the non-terminating party specif ng the provision hereof pursuant to which such termination is made. If validly terminated pur ant to Section 4.2, this Agreement shall become wholly void and of no further force and effect ithout liability to Purchaser, Seller, or any of their respective Subsidiaries, Affiliates, officers, d :ctors, managers, employees, agents, advisors or other representatives, and each shall be fully leased and discharged from any liability or obligation under or resulting from this Agreem it and neither Purchaser nor Seller have any other remedy or cause of action under or relatin to this Agreement or any Applicable Law including, without limitation, for reimbursement of e enses, except that the obligations of the parties under the Escrow Agreement and the obligatio of the parties under this Section 4.3 and Sections 3.1(b), 4.4, 7.7, 7.8 and Articles XI and XI of this Agreement shall remain in full force and effect; provided, however, that nothing n this Section 4.3 shall be deemed to release any party from liability for (i) any claim or acti made by either party based upon fraud or (ii) any willful breach of its obligations under this Ag ement in any material respect provided that Section 3.1(b) shall be the sole remedy for an willful breach by Purchaser.

4.4 Break-up Fee. In the event that (i) this Agreement is terminated by P chaser pursuant to Section 4.2(d) (i) and AIPC and/or Seller enters into an Alternative Transacti n on or before April 30, 2006 or (ii) AIPC and/or Seller enters into an Alternative Transacti on or before the Outside Date, then upon, but not prior to, the closing of such Alternative Tra action, AIPC and Seller agree to pay to Purchaser the Break-up Fee on the date of closing f such

Alternative Transaction (such Break-up Fee to be paid to Purchaser directly out of the p ceeds from the closing of the Alternative Transaction); provided, however, that no Break-up F shall be due and payable in the event the Shares are transferred to Bridge Hydrocarbons LLC nd/or any other shareholder of CGC pursuant to the Shareholders Agreement, or to any agenc of the government of Kazakhstan pursuant to the exercise of its rights under Applicabl Law. Alternatively, if Purchaser is not in breach of its obligations hereunder, but the Bankruptc Court orders the sale of assets to an entity other than Purchaser on or before the Outside Date AIPC and Seller, jointly and severally, agree to pay to Purchaser the Break-up Fee on the te of closing of such sale out of the proceeds thereof. Upon payment of the Break-up Fee, AI C and Seller, their Affiliates, and their respective Subsidiaries, officers, directors, employees, gents, advisors or other representatives, jointly and severally, shall be fully released and dis arged from any liability or obligation under or resulting from this Agreement (other than those s forth in Sections 4.3, 7.7 and 7.8) and Purchaser shall not have any other remedy or cause o ction under or relating to this Agreement or any Applicable Law, including, without limitat n, for reimbursement of expenses.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Each of AIPC and Seller hereby represents and warrants to Purchaser as follows:

5.1 Organization and Good Standing. Seller is a corporation duly organized, alidly existing and in good standing under the laws of the jurisdiction in which it was forme AIPC and Seller have the requisite power and authority to enter into this Agreement, and in the ase of Seller, to transfer the Shares, subject to the limitations that may be imposed on AIPC as result of having filed a petition for relief under the Bankruptcy Code.

5.2 Authorization of Agreement. Subject to the entry of the Sale Order ar . with respect to AIPC and Seller's obligations under Section 4.4, AIPC and Seller have the r uisite power and authority to execute this Agreement and to consummate the transactions conte plated by this Agreement. The execution and delivery of this Agreement by Seller d the consummation by Seller of the transactions contemplated by this Agreement have be duly authorized by all necessary actions on the part of Seller. This Agreement has been duly e cuted and delivered by such Seller and, assuming due execution and delivery by Purchaser and try of the Sale Order, constitutes valid and binding obligations of AIPC and Seller, enforceable gainst them in accordance with its terms.

5.3 No Violation; Consents.

(a) Except as set forth on Schedule 5.3(a), subject to receiving the con nts or waivers referred to on Schedule 5.3(a), the execution and delivery by AIPC and Selle f this Agreement and the consummation of the transactions contemplated hereby do not and ill not (i) violate any provision of the certificate of incorporation or the bylaws of AIPC or Se r, (ii) violate any Order of any Governmental Authority to which such Seller, the Shares, or th ssets, properties or business of AIPC or Seller is bound or subject, (iii) to the best of AIPC and eller's Knowledge, violate any Applicable Law or (iv) except as provided for herein, resul n the

imposition or creation of any Lien (other than Permitted Liens) upon the Shares other thai in the case of clauses (ii) and (iii), any conflict, violation, breach, default, requirement for c sents, rights of acceleration, cancellation or termination that would not reasonably be expected have, individually or in the aggregate, a Seller Material Adverse Effect.

(b) Assuming entry of the Sale Order, and except as set f h on Schedule 5.3(a), no Order or Permit issued by, or declaration or filing with, or notificati to, or waiver from any Governmental Authority is required on the part of AIPC or Seller in cor ection with the execution and delivery of this Agreement, or the compliance or performance such Seller with any provision contained in this Agreement, except for any such requireme s, the failure of which to be obtained or made would not reasonably be expected to have, indi lually or in the aggregate, a Seller Material Adverse Effect.

5.4 Ownership and Transfer of Shares. AIPK is the record and beneficial o ıer of the Shares, as reflected on Schedule 5.4. Subject to the contractual rights and a rovals identified on Schedule 5.4, AIPK has the requisite power and authority to sell and trar er the Shares as provided in this Agreement, and such delivery will convey to Purchaser g d and transferable title to the Shares, as reflected on Schedule 5.4, free and clear of any and Liens other than Permitted Liens listed on Schedule 5.4. To the best of Seller's Kno ledge, immediately following the Closing, Purchaser will own 15% of the issued and out nding capital stock of CGC.

5.5 Litigation. Except as set forth on Schedule 5.5 and except for matters d cribed on Schedule 5.5 which are before the Bankruptcy Court involving Seller or Affiliates o elated entities of Seller and any matters that will otherwise be resolved by the Sale Order, th is no Action or Order pending in any jurisdiction or, overtly threatened (i) against or affecting PC or Seller that seeks to restrain or prohibit or otherwise challenge the consummation, le ity or validity of the transactions contemplated hereby or (ii) against such Seller with respe to its ownership of the Shares.

5.6 Financial Advisors. Except as set forth on Schedule 5.6, no Person h acted, directly or indirectly, as a broker, finder or financial advisor for Seller in connection th the transactions contemplated by this Agreement and Purchaser is not and will not become igated to pay any fee or commission or like payment to any broker, finder or financial advi r as a result of the consummation of the transactions contemplated by this Agreement based u n any arrangement made by or on behalf of such Seller.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to AIPC and Seller as follows:

6.1 Organization and Good Standing. Purchaser is a company duly register under the laws of the British Virgin Islands.

6.2 Authorization of Agreement. Purchaser has the requisite power and aut rity to execute this Agreement and to consummate the transactions contemplated by this Ag ement.

The execution and delivery of this Agreement by Purchaser and the consummation by Pt haser of the transactions contemplated by this Agreement have been duly authorized by all ne ssary corporate action on the part of Purchaser. This Agreement has been duly executed and d vered by Purchaser and, assuming due execution and delivery by AIPC and Seller, constitutes valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its rms.

6.3 No Violation; Consents.

(a) Except as set forth on Schedule 6.3(a), the execution and deli ry by Purchaser of this Agreement and the consummation of the transactions contemplated he by do not and will not (i) violate any provision of the constituent documents of Purchaser, (ii iolate any Order of any Governmental Authority to which Purchaser is bound or subject, or (iii iolate any Applicable Law, other than, in the case of clauses (ii) and (iii), any conflict, v ation, breach, default, requirement for consents, rights of acceleration, cancellation, termination r Lien that would not reasonably be expected to have, individually or in the aggregate, a Pt chaser Material Adverse Effect.

(b) Except as set forth on Schedule 6.3(b), no Order or Permit issue by, or declaration or filing with, or notification to, or waiver from any Governmental Autl ity is required on the part of Purchaser in connection with the execution and delivery f this Agreement, or the compliance or performance by Purchaser with any of the provisions c tained in this Agreement, except for any such requirements, the failure of which to be obtained made would not reasonably be expected to have, individually or in the aggregate, a Purchaser aterial Adverse Effect.

6.4 Litigation. There is no Action or Order pending or, to the knowl ge of Purchaser, overtly threatened against Purchaser or any of its respective Affiliates or Sub liaries that seeks to restrain or prohibit or otherwise challenge the consummation, legality or va lity of the transactions contemplated hereby or which would reasonably be expected t have, individually or in the aggregate, a Purchaser Material Adverse Effect.

6.5 Investment Intention. Purchaser is acquiring the Shares for their own acc nt, for investment purposes only and not with a view to the distribution (as such term is used in ection 2(a)(11) of the Securities Act of 1933, as amended (the "Securities Act")) thereof. P chaser understands that the Shares have not been registered under the Securities Act and canno e sold unless subsequently registered under the Securities Act or an exemption from such regis tion is available.

6.6 Financial Advisors. Except as set forth on Schedule 6.8, no Person h acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection ith the transactions contemplated by this Agreement and no Person is entitled to any fee or con ission or like payment in respect thereof.

ARTICLE VII

COVENANTS

7.1 Waiver of Rights Under Shareholders Agreement; Release of Pledge. P ir to Closing, Purchaser agrees to use its commercially reasonable efforts to cause CGC, idge Hydrocarbons, LLC and any other shareholder of CGC to waive (i) their respective rights first refusal to purchase the Shares from AIPK, (ii) tag along rights, and (iii) any other righ and obligations with respect to the transfer of the Shares, under the Shareholders Agreement, id to consent to the assignment of the Shareholders Agreement to Purchaser. Prior to C sing, Purchaser shall use its commercially reasonable efforts to cause Bank TuranAlem, a join tock company organized under the laws of the Republic of Kazakhstan ("Bank TuranAler), to terminate and release AIPK from its obligations under the Pledge Agreement.

7.2 Access to Information. Prior to Closing, Seller shall permit Purchaser d its representatives (including its legal advisors and accountants) to have reasonable access, iring normal business hours and upon reasonable advance notice, to the properties, books, recor s and personnel of Seller pertaining to the Shares; provided, that in no event shall Seller be oblig ed to provide (i) access or information in violation of Applicable Law, (ii) bids, letters of itent, expressions of interest, or other proposals received from others in connection w the transactions contemplated by this Agreement or otherwise and information and analyses ating to such communications or (iii) any information, the disclosure of which would jeopard any privilege available to Seller or any of its Affiliates relating to such information or woul cause Seller or any of its Affiliates to breach a confidentiality obligation to which they are ound, provided that Seller has notified Purchaser in writing of all situations in which terial privileged information is being withheld by Seller. In connection with such access, Purc iser's representatives shall cooperate with Seller's representatives and shall use its reasonal best efforts to minimize any disruption of the business of Seller. Purchaser agrees to abide y any safety rules or rules of conduct reasonably imposed by Seller with respect to such cess. Purchaser shall indemnify, defend and hold harmless Seller, its officers, directors, employ s and agents from and against any and all Liabilities asserted against or suffered by them rel ig to, resulting from, or arising out of, examinations or inspections made by Purchaser or its representatives pursuant to this Section 7.2, other than liabilities resulting from the neglig ice or willful misconduct of any Seller or its agents or representatives.

7.3 Conduct of the Business Pending the Closing.

(a) Except as otherwise expressly contemplated by this Agreement id the schedules attached hereto or with the prior written consent of Purchaser (which consent ill not be unreasonably withheld, delayed or conditioned), and subject to (i) the limitations imp ed on AIPC or Seller prior to the date of this Agreement as a result of any Affiliate of Seller aving filed petitions for relief under the Bankruptcy Code (ii) receipt of the Sale Order and (iii) IPK's status as a minority shareholder in CGC, during the period from the date hereof to and rough the Closing Date Seller shall, to the extent within its reasonable control:

(1) use commercially reasonable efforts to (A) conduct its bus ss (as it pertains to the Shares) in all material respects in the Ordinary Course of Busi ss and

to preserve in all material respects the Shares, and (B) maintain and protect the r terial assets, rights and properties of CGC;

(2) not take any affirmative action to (A) amend or modify o vaive any material rights under the governing instruments of the CGC or (B) trar er or otherwise convey any interest in License 1551;

(b) For the avoidance of doubt, the foregoing shall not require AIPC o Seller to make any payments, incur any costs, or enter into or amend any contractual arrang ients, agreements or understandings, unless such payment, incurrence or other action is requ ed by Applicable Law, by contractual obligation with third parties or to operate in the Ordinary ourse of Business.

7.4 Appropriate Action; Filings. Through the Closing Date, AIPC, Sel r and Purchaser will each cooperate with each other and use (and will cause their re: ective Subsidiaries to use) commercially reasonable efforts (subject, in the case of Seller, to re ipt of the Sale Order) (i) to take, or to cause to be taken, all actions, and to do, or to cause to l done, all things reasonably necessary, proper or advisable on its part under this Agreement, Ap icable Law or otherwise to consummate and make effective the transactions contemplated y this Agreement, (ii) to obtain promptly from any Governmental Authority any Orders or ermits required to be obtained by Seller, Purchaser or any of their respective Subsidiaries or A iliates in connection with the authorization, execution, delivery and performance of this Agreen it and the consummation of the transactions contemplated hereby, (iii) to promptly make all n essary filings and thereafter make any other required submissions with respect to this Agreen it and prompt consummation of the transactions contemplated hereby required under any Ap icable Law and (iv) to provide prompt notification to the other parties hereto of any actions pu iant to clauses (i) – (iii) of this Section 7.4. Without limitation of the foregoing, (i) AIPC an Seller shall use all reasonable endeavors to assist Purchaser in any of Purchaser's applica ons or discussions with the Interagency Commission including, but not limited to, p mptly responding to Purchaser in relation to all requests for information or documentary aterial required by the Interagency Commission and (ii) Purchaser shall use all reasonable en eavors to assist AIPC and Seller in obtaining relief in any of their respective applicatic ; with respect to the Sale Order. For the avoidance of doubt, AIPC and Seller shall not be obl ited to pay any consideration or incur any additional costs to obtain any consents from third pa es that may be necessary, proper or advisable to consummate the transactions contemplated y this Agreement.

7.5 Exclusive Dealing. AIPC, Seller and Purchaser acknowledge and agree i it until the earlier of the Closing or the termination of this Agreement, Seller shall work sc ly and exclusively with Purchaser to negotiate this Agreement and shall not, directly or i irectly through an Affiliate, solicit or initiate, or encourage any inquiries or proposals from, an person or group, relating to (i) any sale of all or any portion of the Shares, (ii) the sale all or substantially all of the equity interests of AIPK, or (iii) the formation by AIPK of a join enture or a business organization, which competes with, or may compete with, or otherwise p vent or delay the execution of, this Agreement (collectively, the "Alternative Transactions"), ovided that the foregoing shall not restrict Seller from responding to any inquiry or proposal m any

agency of the government of Kazakhstan pursuant to the exercise of its rights under App :able Law.

7.6 Preservation of Records; Cooperation. Subject to the other provisions this Agreement, Purchaser shall, and shall cause its respective Affiliates to, preserve and keep their possession all records delivered to it by Seller on and after the Closing Date relating the Shares, for a period of one (1) year and shall, upon prior written notice from the Seller nake such records and personnel reasonably available to Seller or its Affiliates at its cost and uring normal business hours, as may reasonably be required by such party in connection w any insurance claims involving, legal proceedings involving, or governmental investigations o Seller or any of its Affiliates or in order to enable Seller or any of its Affiliates to comply wi their obligations under this Agreement and each other agreement, document or inst ment contemplated hereby or thereby.

7.7 Confidentiality.

(a) The parties agree that the terms and conditions of the trans tions contemplated hereby and information provided to Purchaser in connection with the ex ution hereof shall be confidential. Notwithstanding the foregoing, the parties hereto acknowle e and understand that this Agreement (together with the exhibits and schedules attached hereto) ill be filed with the Bankruptcy Court, and prior to the entry of such Sale Order, disclosures rel ng to the transactions contemplated by this Agreement will be made to Seller and to its a isors, representatives and its shareholders and the shareholders of CGC, and the parties agree th such filing and disclosure will not be deemed to violate any confidentiality obligations owing o any party pursuant to this Agreement. This Section 7.7 shall not in any way limit the discl ire of information by Seller or their Affiliates in connection with the administration of the Ban uptcy Case, pursuant to any provision of the Bankruptcy Code, any Order of the Bankruptcy C urt or in furtherance of Seller rights under Section 7.5 hereof (including without limitation the i uance of press releases, the placement of advertisements or other such releases or disclosu with respect to an Alternative Transaction).

(b) Seller agree, from and after the Closing for a period of one (1) y after the Closing, to maintain the confidentiality of all material information of a confiden l and commercially sensitive manner pertaining to CGC and its assets, properties and businesse which remain or which come into Seller's possession, provided that such requirement does not ply to information that (i) is or becomes generally available to the public, other than as a res t of a disclosure by Seller in violation hereof, (ii) was within the possession of the party receivi g such information prior to its disclosure by Seller, (iii) was or becomes legally available to a party receiving such information from a source other than Seller or (iv) is requested or requir to be disclosed by any Governmental Authority or required by any Applicable Law, provide that if Seller are required to disclose information pursuant to this subsection, Seller will, ior to making such disclosure, provide to Purchaser a reasonable opportunity to seek a protecti order to ensure the continuing confidentiality of such information at its own cost.

7.8 Public Announcements. Prior to the Closing Date, neither Seller nor Purc iser or any of their Affiliates or any of their agents or representatives, shall issue any press re ase or public statement concerning this Agreement or the transactions contemplated hereby ithout

obtaining the prior written approval of the other parties hereto, unless such disclosure is quired by Applicable Law, an Order of the Bankruptcy Court or by obligations pursuan to any agreement with any national securities exchange; provided, that the party intending to m e such release shall give the other parties prior notice and shall use its commercially reasonabl efforts consistent with such Applicable Law, Order or obligation to consult with the other pa y with respect to the text thereof, to the extent permitted by Applicable Law.

7.9 Further Assurances; Books and Records. Seller and Purchaser agree t t from and after the Closing Date, each of them will, and will cause its respective Affiliates to xecute and deliver such further instruments of conveyance and transfer and take such other ion as may reasonably be requested by any party hereto to carry out the purposes and intents h of. In addition, Seller shall deliver, or cause to be delivered, to Purchaser (i) all official bo ks and records of CGC in the possession of or readily available to Seller, and (ii) all other aterial books and records and data (whether electronic or hard copy), files, reports, abstracts an studies in the possession of or reasonably available to Seller relating to the Shares, provided th failure to make such delivery prior to the Closing under (ii) above shall not constitute a breac of this Section 7.9 or otherwise permit Purchaser to assert that the conditions to closin of the transactions contemplated by this Agreement have not been satisfied. This Section ? shall survive the Closing.

7.10 Supplements to Schedules and Exhibits. Seller may, from time to time p r to or at the Closing by written notice to Purchaser, supplement or amend the Schedules and hibits. Such supplements or amendments will be effective to cure and correct, for all purpose herein, any breach of any representation or warranty which would have existed if Seller had t made such supplements or amendments, so long as such supplements or amendments individ lly, or in the aggregate, would not materially and adversely impact the Shares. Further ore, if Purchaser shall not notify Seller in writing within ten (10) days of receiving notice there of any such breach having such material and adverse impact, then Purchaser shall be deemed o have waived any right or claim pursuant to the terms of this Agreement or otherwise with r pect to such breach, including termination rights provided in Section 4.2. All references to S edules and Exhibits which are supplemented or amended pursuant to this Section 7.10 shall be eemed to be a reference to such Schedules and Exhibits as supplemented or amended.

7.11 Bankruptcy Matters. On or prior to January 11, 2006, Seller shall file ith the Bankruptcy Court one or more motions which, collectively, seek the entry of the Sale C ler and the approval of the transactions contemplated herein. AIPC, Seller and Purchaser all use commercially reasonable efforts to cooperate, assist and consult with each other to seek obtain the entry of the Sale Order prior to January 20, 2006, and to take such other actions as nay be reasonably required to consummate the transactions contemplated by this Agreement as oon as practicable following the execution of this Agreement, including furnishing affidavits r other documents or information for filing with the Bankruptcy Court for the purposes, amon others, of providing necessary assurances of performance by Purchaser under this Agreement In the event that any Order of the Bankruptcy Court relating to this Agreement shall be appeale by any Person (or a petition for certiorari or motion for reconsideration, amendment, clar cation, modification, vacation, stay, rehearing or reargument shall be filed with respect to y such Order), subject to Section 4.2, Seller will take such steps to diligently defend agai t such appeal, petition or motion and Seller shall use their commercially reasonable efforts to c tain an

expedited resolution of any such appeal, petition or motion. Purchaser shall cooperate with Seller in such efforts. Purchaser shall not file, join in, or otherwise support in any manner whatsoever any motion or other pleading relating to the sale of the Shares without first providing Seller reasonable notice of the filing of such pleading and consulting with Seller with respect to the contents of any such pleading.

ARTICLE VIII

CONDITIONS TO CLOSING

8.1 Conditions Precedent to Obligations of Each Party. The respective obligations of Seller and Purchaser to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the party entitled to waive such condition, in whole or in part, subject to Applicable Law):

(a) No Order issued by any court of competent jurisdiction preventing the consummation of the transactions contemplated hereby shall be in effect, nor shall any material proceeding initiated by any Governmental Authority of competent jurisdiction having valid enforcement authority seeking such an Order be pending, nor shall there be any action taken, or any Law or Order enacted, entered or enforced that has not been subsequently overturned or otherwise made inapplicable to this Agreement, that makes the consummation of the transactions contemplated hereby illegal; and

(b) The Bankruptcy Court shall have approved and entered the Sale Order, and no stay shall be in effect, and if any appeal shall be pending, with respect to the Sale Order, no stay shall be in effect with respect to such appeal, and the Sale Order shall have been in full force and effect for a ten (10) day period.

8.2 Conditions Precedent to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser, in whole or in part, subject to Applicable Law):

(a) All of the representations and warranties of AIPC and Seller contained herein shall be true and correct in all material respects on and as of the Closing Date except those representations and warranties of Seller that speak as of a certain date which representations and warranties shall have been true and correct in all material respects as of such date;

(b) Seller shall have performed and complied with their obligations and covenants required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date, in all material respects;

(c) Purchaser shall have been furnished with the documents referred to in Section 9.1;

(d) There shall not have occurred since the date of this Agreement ny Seller Material Adverse Effect that is in existence as of the Closing Date;

(e) The Interagency Commission shall have issued a decision, lette or decree approving the transaction contemplated by this Agreement, and such approval shall have been otained in form and substance satisfactory to Purchaser; and

(f) Baring Vostok shall have consented in writing to the termination an elease by Bank TuranAlem of AIPK from its obligations under the Pledge Agreement.

(g) Seller shall have provided reasonable evidence of the termination or issolution of Too "MED SHIPPING USTURT PETROLEUM".

8.3 Conditions Precedent to Obligations of Seller. The obligations of Seller to c summate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on e Closing Date, of each of the following conditions (any or all of which may be waived by Seller (actin together), in whole or in part, subject to Applicable Law):

(a) All of the representations and warranties of Purchaser contained her 1 shall be true and correct, in all material respects, on and as of the Closing Date, except those represe tions and warranties of Purchaser that speak as of a certain date, which representations and warrantie hall have been true and correct in all material respects as of such date;

(b) Purchaser shall have performed and complied with their oblig ions and covenants required by this Agreement to be performed or complied with by Seller on or or to the Closing Date, in all material respects; and

(c) Seller shall have been furnished with the documents referred to in Sec n 9.2.

ARTICLE IX

DOCUMENTS TO BE DELIVERED

9.1 Documents to Be Delivered by Seller. At the Closing, Seller shall deliver, or use to be delivered, to Purchaser the following:

(a) a copy of the Assignment and Assumption Agreement duly execute by Seller, together with duly executed stock powers and such other documents as may be necessary to tr sfer valid title to the Shares;

(b) a certified copy of the Sale Order;

(c) a certificate of a duly authorized representative of Seller certifyi that the closing conditions set forth in Sections 8.2(a) (with respect to Seller's representations and warr ities) and 8.2(b) (with respect to Seller's obligations and covenants) have been satisfied;

(d) the books and records contemplated to be delivered by Section 7.9, t he extent available and subject to the limitations of Section 7.9; and

(e) certificates of officers of the Seller with respect to the incumben and authorization of such officers to enter into and consummate the transactions contemplated / this Agreement.

9.2 Documents to Be Delivered by Purchaser. At the Closing, Purchaser shall liver to Seller the following:

(a) evidence of the wire transfer[s] referred to in Section 3.2 hereof;

(b) a certificate of a duly authorized representative of Purchaser certify g that the closing conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied;

(c) a copy of the Assignment and Assumption duly executed by Pu aser; and

(d) a written termination and release from Bank TuranAlem to AIPK m its obligations under the Pledge Agreement, together with the termination of any ap cable financing statements.

ARTICLE X

TAX MATTERS

10.1 Sales and Other Transfer Taxes. If applicable, Seller shall pay from t sales proceeds of the Closing any sales Tax or other transfer Tax, as well as any ap icable conveyance, transfer and recording fee, and real estate transfer stamps or Taxes impose on the transfer of the Shares pursuant to the Agreement from the sale proceeds. To the extent A C can obtain Bankruptcy Court order restricting, reducing or eliminating any such sales Tax other transfer Tax, AIPC shall furnish to Purchaser a copy of the order.

10.2 Tax Prorations. From and after the Closing, Seller shall pay any and all ounts owing on any Taxes relating to the ownership of the Shares that are imposed for any axable period (or portion thereof) ending on or prior to the Closing Date. With respect to any axable period that begins before the Closing Date and ends after the Closing, Seller and Purchas agree to follow customary tax practice to determine the portion of any tax that is allocable to th period ending on the Closing Date.

ARTICLE XI

INDEMNIFICATION

11.1 Indemnification of Seller by Purchaser. After Closing, and subject to ection 11.3, Purchaser shall indemnify, defend and hold harmless Seller, their officers, d ectors, employees, shareholders, Affiliates and agents (each, a "Seller Indemnitee") from and ag st any and all Losses asserted against or paid or incurred by any Seller Indemnitee (each, a 'Seller Indemnifiable Loss") in any way relating to, resulting from or arising out of or in co ection with any breach by Purchaser of any covenant or agreement of Purchaser containe n this Agreement or any failure or inaccuracy of any representation or warranty of Purchaser c tained

in this Agreement (determined as if such representation and warranty was made at and a)f the Closing Date, unless such representation and warranty expressly specifies that it is made or as of another date).

11.2 Indemnification of Purchaser by Seller and AIPC. After Closing, and su ect to Section 11.3, Seller and AIPC shall indemnify, defend and hold harmless Purchase their respective officers, directors, employees, shareholders, Affiliates and agents (each, a "Pu haser Indemnitee") from and against any and all Losses asserted against or paid or incurred / any Purchaser Indemnitee (each, a "Purchaser Indemnifiable Loss") in any way relat g to, resulting from or arising out of or in connection with any breach by Seller and AIPC)f any covenant or agreement of Seller and AIPC contained in this Agreement or failure or inaccuracy f any representation or warranty of Seller or AIPC contained in this Agreement (determined as such representation and warranty was made at and as of the Closing Date, unless such repres tation and warranty expressly specifies that it is made at or as of another date).

11.3 Certain Limitations on Indemnification.

(a) After Closing the rights and remedies of Seller, AIPC and Pu haser under this Article XI are exclusive and in lieu of any and all other rights and remedie which each of Seller and Purchaser may have under this Agreement or otherwise for monetary rel , with respect to all post-Closing claims relating to this Agreement, the events giving rise to this Ag ement and the transactions provided for herein or contemplated hereby or thereby.

(b) Losses of an Indemnitee relating to a breach of representati s and warranties or any performance satisfactory shall not constitute indemnifiable Losses, and t refore not be indemnified by either Party hereto, unless such Losses relating to such particula)reach exceed $100,000.

(c) The limitations set forth in this Section 11.3 do not apply to fraud c willful misconduct of a Party.

11.4 Defense of Claims.

(a) If any Indemnitee receives notice of the assertion or commence ent of any Third Party Claim made or brought by any Person who is not a Party to this Agreemer or any Affiliate of a Party to this Agreement with respect to which indemnification is to be sou t from an Indemnifying Party, the Indemnitee shall give such Indemnifying Party reasonably prompt written notice thereof, but in any event such notice shall not be given later than ten (10) lendar days after the Indemnitee's receipt of notice of such Third Party Claim. Such not : shall describe the nature of the Third Party Claim in reasonable detail (as it is then known to the Ind nitee) and shall indicate the estimated amount, if practicable, of the Indemnifiable Loss that ha)een or may be sustained by the Indemnitee. The Indemnifying Party will have the right to particip : in or, by giving written notice to the Indemnitee, to elect to assume the defense of any Thi Party Claim at such Indemnifying Party's expense and by such Indemnifying Part s own counsel, provided that the counsel for the Indemnifying Party who shall conduct the defense)f such Third Party Claim shall be reasonably satisfactory to the Indemnitee. The Indemni e shall cooperate in good faith in such defense at such Indemnitee's own expense. If an Inde ifying

Party elects not to assume or to participate in the defense of any Third Party Cla , the Indemnitee may compromise or settle such Third Party Claim over the objection f the Indemnifying Party, which settlement or compromise shall conclusively establi . the Indemnifiable Loss for which the Indemnified Party may seek indemnification fr 1 the Indemnifying Party pursuant to this Agreement.

(b) (i) If, within ten (10) calendar days after an Indemnitee p vides written notice to the Indemnifying Party of any Third Party Claims, the Ind mitee receives written notice from the Indemnifying Party that such Indemnifying Pa y has elected to assume the defense of such Third Party Claim as provided in Section .4(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurre by the Indemnitee in connection with the defense thereof; provided, however, that (A) f the Indemnifying Party shall fail to take reasonable steps necessary to defend di gently such Third Party Claim within twenty (20) calendar days after receiving notice f m the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to ta : such steps, the Indemnitee may assume its own defense and the Indemnifying Party shall l liable for all reasonable expenses thereof and (B) any financial or other obligation of the Inc nnitee is agreed to by the Indemnifying Party in the course of defending such Third Party Cl n, the Indemnitee must consent to the incurrence of such obligation.

(ii) Without the prior written consent of the Indemnit , the Indemnifying Party shall not enter into any settlement of any Third Party Clain which would lead to liability, constitute an admission of a criminal act or create any f ancial or other obligation on the part of the Indemnitee. If a firm offer is made to ttle a Third Party Claim without leading to liability, the admission of criminal ult or liability or the creation of a financial or other obligation on the part of the Inde nitee, and the Indemnifying Party desires to accept and agree to such offer, the Inden ifying Party shall give written notice to the Indemnitee to that effect. If the Indemni e fails to consent to such firm offer within ten (10) calendar days after its receipt such notice, the Indemnifying Party shall be relieved of its obligations to defend suc Third Party Claim and the Indemnitee may contest or defend such Third Party Clai at its own expense. In such event, the maximum liability of the Indemnifying Par as to such Third Party Claim will be the amount of such settlement offer plus rea nable costs and expenses paid or incurred by Indemnitee up to the date of said notice.

(c) Any claim by an Indemnitee on account of an Indemnifiable Los which does not result from a Third Party Claim (a "Direct Claim") shall be asserted by gi ng the Indemnifying Party reasonably prompt written notice thereof, stating the nature of such aim in reasonable detail and indicating the estimated amount, if practicable, but in any event suc notice shall not be given later than ten (10) calendar days after the Indemnitee becomes aware f such Direct Claim, and the Indemnifying Party shall have a period of thirty (30) calendar day within which to respond to such Direct Claim. If the Indemnifying Party does not respond wit n such thirty (30) calendar day period, the Indemnifying Party shall be deemed to have accep l such claim. If the Indemnifying Party rejects such claim, the Indemnitee will be free seek enforcement of its right to indemnification under this Agreement.

(d) If the amount of any indemnifiable Loss, at any time subsequen o the making of an indemnity payment in respect thereof, is reduced by a recovery, settler nt or otherwise under or pursuant to any insurance coverage or pursuant to any claim, re very, settlement or payment by, from or against any other entity, the amount of such reducti (less any out-of-pocket costs incurred in connection therewith and the cost of any adjusted mium charges to the extent directly relating to the claim for such indemnifiable Loss ("R overy Costs"), together with interest thereon from the date of payment thereof at the p licly announced prime rate then in effect of Citibank N.A., shall promptly be repaid y the Indemnitee to the Indemnifying Party.

(e) A failure to give timely notice as provided in this Section 11.4 s ll not affect the rights or obligations of any Party hereunder except if, and only to the extent that, a result of such failure, the Party which was entitled to receive such notice was actually prejudiced as a sult of such failure.

ARTICLE XII

LIMITATIONS

12.1 Purchaser's Review. Purchaser has reviewed and has had access to all doc nents, records and information which they have desired to review, and have had the opportunit to ask questions and have received sufficient answers, in connection with their decision to er r into this Agreement and to consummate the transactions contemplated hereby. In connection ith the execution and delivery of this Agreement and the consummation of the tran ctions contemplated hereby, Purchaser has not relied upon, and Purchaser expressly waives and leases Seller and AIPC from any liability for any claims relating to or arising from, any repres tation, warranty, statement, advice, document, projection, or other information of any type pro led by Seller and AIPC or their Affiliates or any of their representatives, except fc those representations and warranties expressly set forth in Article V.

12.2 NO CONSEQUENTIAL OR PUNITIVE DAMAGES. NO PARTY H RETO (OR ITS AFFILIATES) SHALL, UNDER ANY CIRCUMSTANCE, BE LIABLE T ANY OTHER PARTY (OR ITS AFFILIATES), BY STATUTE, IN TORT OR CONTRA T OR OTHERWISE, FOR ANY CONSEQUENTIAL, EXEMPLARY, SPECIAL, INCID NTAL, INDIRECT OR PUNITIVE DAMAGES CLAIMED BY SUCH OTHER PARTY UND R THE TERMS OF OR DUE TO ANY BREACH OF THIS AGREEMENT, INCLUDING, BU NOT LIMITED TO, LOSS OF REVENUE OR INCOME, COST OF CAPITAL, OR LO SS OF BUSINESS REPUTATION.

ARTICLE XIII

MISCELLANEOUS

13.1 Survival of Representations, Warranties and Covenants. All represe ations, warranties, covenants and agreements of the parties made in this Agreement shall surviv wo (2) years beyond the Closing Date or a termination of this Agreement; provided, however hat all

covenants and agreements, which, by their terms, contemplate performance after the osing Date, shall survive in accordance with their terms.

13.2 Expenses. Except as otherwise set forth in this Agreement, each of the Se r and AIPC and Purchaser shall each bear their own expenses (including, without limitation, att ney's fees) incurred in connection with the negotiation and execution of this Agreement and eac other agreement, document and instrument contemplated by this Agreement and the consumm on of the transactions contemplated hereby and thereby.

13.3 AIPC and Seller's Obligations Joint and Several. The obligations and liabi ies of AIPC and Seller hereunder shall be joint and several, unless contrary to applicable ban uptcy law.

13.4 Exhibits and Schedules and Related Matters. The exhibits and sc dules identified in this Agreement are incorporated herein by reference and made a part hereof If any party obtains actual knowledge of information that would permit such Party not to c e the transactions contemplated by this Agreement pursuant to Article VIII, but nevertheless p ceeds to the Closing, such Party shall be deemed to have waived all indemnity claims pur nt to Article XI for all Losses that it would have reasonably anticipated arising from such infor ation.

13.5 Waiver of Jury Trial. THE PARTIES HEREBY IRREVOCABL AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTE BY APPLICABLE LAW, ANY RIGHT THAT THEY MAY HAVE TO TRIAL BY JU Y OF ANY CLAIM OR CAUSE OF ACTION, OR IN ANY LEGAL PROCEEDING, DIR CTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT C THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (WHETHER BAS ON CONTRACT, TORT, OR ANY OTHER THEORY). EACH PARTY (A) CERTIFIES HAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PART HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES V ULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING W IVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE EEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THING THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

13.6 No Right of Set-Off. Each party hereto for itself and for its Subs iaries, Affiliates, successors and assigns hereby unconditionally and irrevocably waives any r hts of set-off, netting, offset, recoupment, or similar rights that such party or any of its re ective Subsidiaries, Affiliates, successors and assigns has or may have (i) in the case of Purcha , with respect to the payment of the Purchase Price or any other payments to be made by P chaser pursuant to this Agreement and (ii) in the case of Seller with respect to the return of the eposit, the payment of the Break-up Fee or any other payments to be made by Seller pursuan o this Agreement.

13.7 Time of Essence. With regard to all dates and time periods set forth or re red to in this Agreement, time is of the essence.

13.8 Entire Agreement; Amendments and Waivers. This Agreement (incluc g the schedules and exhibits hereto), the Escrow Agreement and the Assignment and Assı ıption Agreement represent the entire understanding and agreement between the parties here with respect to the subject matter hereof and can be amended, supplemented or changed, : d any provision hereof can be waived, only by written instrument making specific reference ɔ this Agreement signed by the party against whom enforcement of any such amendment, supp ment, modification or waiver is sought. No action taken pursuant to this Agreement, including ithout limitation, any investigation by or on behalf of any party, shall be deemed to constitute a vaiver by the party taking such action of compliance with any representation, warranty, cov ant or agreement contained herein. The waiver by any party hereto of a breach of any provisio of this Agreement shall not operate or be construed as a further or continuing waiver of such b ach or as a waiver of any other or subsequent breach. No failure on the part of any party to e ercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a vaiver thereof, nor shall any single or partial exercise of such right, power or remedy by su party preclude any other or further exercise thereof or the exercise of any other right, power or medy.

13.9 Governing Law. THIS AGREEMENT, THE RIGHTS AND OBLIGATI NS OF THE PARTIES UNDER THIS AGREEMENT, AND ANY CLAIM OR CONTRO ERSY DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGRE MENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (WH THER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY), INCLUDIN ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, SHALL I ALL RESPECTS BE GOVERNED BY AND INTERPRETED, CONSTRUED, AND DETERMINED IN ACCORDANCE WITH, THE APPLICABLE PROVISIONS C THE BANKRUPTCY CODE AND THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISION THAT V OULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION).

13.10 Table of Contents and Headings. The table of contents and section hea ngs of this Agreement are for reference purposes only and are to be given no effect in the con uction or interpretation of this Agreement.

13.11 Notices. All notices and other communications under this Agreement sh l be in writing and shall be deemed duly given (i) when delivered personally or by prepaid c ernight courier, with a record of receipt, (ii) the fourth day after mailing if mailed by certifi l mail, return receipt requested, or (iii) the day of transmission, if sent by facsimile or telecop during regular business hours, or the day after transmission, if sent after regular business hour with a copy promptly sent by prepaid overnight courier with record of receipt or by certifi l mail, return receipt requested), to the parties at the following addresses or telecopy numbe (or to such other address or telecopy number as a party may have specified by notice given to e other party pursuant to this provision):

If to Seller or AIPC, to:

American International Petroleum Corporation
6202 Chestnut Peak Court
Kingwood, Texas 77345
Attention: Denis Fitzpatrick
Telephone: (281) 360-3025

American International Petroleum Kazakhstan
6202 Chestnut Peak Court
Kingwood, Texas 77345
Attention: Denis Fitzpatrick
Telephone: (281) 360-3025

Copies to:

Adams and Reese, LLP
4400 One Houston Center
1221 McKinney Street
Houston, Texas 77010
Attention: Dean Ferguson
Andrew A. Pidgirsky
Telephone: (713) 652-5151
Facsimile: (713) 652 5152

If to Purchaser, to:

Polgraft Oil Ltd
c/o LeBoeuf, Lamb, Greene & MacRae LLP
1000 Main Street, Suite 2550
Houston, Texas 77002
Attention: Benjamin G. Clark
Telephone: (713) 287-2004
Facsimile: (713) 445-2104

13.12 Severability. If any provision of this Agreement is invalid or unenforce le, the balance of this Agreement shall remain in effect.

13.13 Binding Effect; Assignment. This Agreement shall be binding upon and ure to the benefit of the parties and their respective successors and permitted assigns. Exce as set forth in Sections 7.5, 7.6, 7.7, 7.8 and 13.6 nothing in this Agreement shall create or be eemed to create any third party beneficiary rights in any Person not a party to this Agreem t. No assignment of this Agreement or of any rights or obligations hereunder may be made b AIPC, Seller or Purchaser (by operation of law or otherwise) without the prior written conse of the other parties hereto and any attempted assignment without the required consents shall be oid.

13.14 Counterparts. This Agreement may be executed in any number of cou rparts, each of which will be deemed an original, but all of which together will constitute one nd the

same instrument. Any counterpart may be executed by facsimile signature and such facsimile signature shall be deemed an original.

13.15 <u>Construction</u>. As used in this Agreement, (a) each term defined in this Agreement has the meaning assigned to it, (b) all references to parties shall refer to the parties to this Agreement, (c) as the context may require, words in the singular include the plural and words in the plural include the singular, (d) as the context may require, words in the masculine or neuter gender include the masculine, feminine and neuter genders, (e) all references to Schedules or Exhibits refer to Schedules or Exhibits delivered herewith or attached hereto (each of which is deemed to be a part of this Agreement), (f) all references to Sections or Articles refer to Sections or Articles of this Agreement, (g) all references to "$" or "dollars" refer to United States dollars and (h) the terms "herein", "hereunder", "hereby", "hereto" and terms of similar import refer to this Agreement in its entirety, and not to any particular Article, Section, paragraph or subparagraph.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

POLGRAFT OIL LTD

By: [signature]
Name: Kakharman Duisenbay
Title: Attorney-in fact

AMERICAN INTERNATIONAL PETROLEUM CORPORATION

By:______________________
Name:
Title:

AMERICAN INTERNATIONAL PETROLEUM KAZAKHSTAN

By:______________________
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement) be executed by their respective officers thereunto duly authorized, as of the date first written a ve.

POLGRAFT OIL LTD

By:________________________
Name:
Title:

AMERICAN INTERNATIONAL PETROLEU
CORPORATION

By: [signature]
Name: Denis J. Fitzpatrick
Title: President

AMERICAN INTERNATIONAL PETROLEU I
KAZAKHSTAN

By: [signature]
Name: Denis J. Fitzpatrick
Title: President

EXHIBIT A

Form of Assignment and Assumption Agreement

ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Agreement" dated as of [CLOSING DATE], among American International Petroleum Kazakhstan, a evada corporation ("Assignor"), and Polgraft Oil Ltd, a company registered in the Britisl Virgin Islands (the "Assignee"). Capitalized terms used herein and not otherwise defined her shall have the meanings ascribed thereto in the Purchase and Sale Agreement (defined below).

W I T N E S S E T H:

WHEREAS, Assignor, on the one hand, and Polgraft Oil Ltd, on the oth hand, are parties to that certain Purchase and Sale Agreement, dated as of January 6, 20 (the "Purchase Agreement");

WHEREAS, in connection with the consummation of the tran ctions contemplated by the Purchase Agreement, Assignor desires to sell, assign, transfer, cor y and deliver to Assignee all of its right, title and interest in, to and under the Shares; and

WHEREAS, Assignee desires to accept such assignment, and in consi ration thereof, assume all obligations, liabilities and duties of Assignor that arise out of the Sha on or after the Effective Date.

NOW, THEREFORE, the parties hereto, intending to be legally bound nd for good and valuable consideration, the receipt and sufficiency of which are hereby ackno edged, agree as follows:

1. Assignor irrevocably and unconditionally sells, assigns, transfers, nveys and delivers to Assignee all of its right, title and interest in, to and under the Shares of the Effective Date and delegates to Assignee all of its obligations, liabilities and duties that ise out of the Shares and the Shareholders Agreement on and after the Effective Date.

2. Assignee accepts such assignment by Assignor of all of such A ignor's right, title and interest in, to and under the Shares as of the Effective Date and assu s, and agrees to perform and discharge, all of the obligations, liabilities and duties of Assigno arising out of the Shares and the Shareholders Agreement that arise on or after the Effective Dat

3. Together with the documents referenced in Section 9.1 of the rchase Agreement, this Agreement is deemed to constitute the deed, endorsement, assignment r other instrument of conveyance, transfer or assignment as shall be necessary in order to vest a effect the transfers, assignments and conveyances contemplated hereby.

4. Each of Assignor and Assignee agree, from time to time on and ter the Closing Date, upon the reasonable request of the other and without further consideratio to do, execute, acknowledge and deliver any and all documents and instruments which ay be necessary or desirable to fully or more effectively vest and effectuate the transfers, assi ments and conveyances contemplated hereby.

5. This Agreement may not be amended or supplemented except by ritten agreement signed by each party hereto.

6. This Agreement may be executed in any number of counterparts, ch of which will be deemed an original, but all of which together will constitute one and tl same instrument. Any counterpart may be executed by facsimile signature and such fa simile signature shall be deemed an original.

7. THIS AGREEMENT, THE RIGHTS AND OBLIGATIONS C THE PARTIES UNDER THIS AGREEMENT, AND ANY CLAIM OR CONTRO ERSY DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREI IENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (WH THER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY), INCLUDIN ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, SHALL I ALL RESPECTS BE GOVERNED BY AND INTERPRETED, CONSTRUED, AND DETERMINED IN ACCORDANCE WITH, THE APPLICABLE PROVISIONS C THE BANKRUPTCY CODE AND THE INTERNAL LAWS OF THE STATE OF NEW ORK (WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISION THAT V OULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the undersigned have caused this Agreement to be executed by its duly authorized officer as of the date first written above.

POLGRAFT OIL LTD

By:____________________________
Name:
Title:

AMERICAN INTERNATIONAL PETROLEUM KAZAKHSTAN

By:____________________________
Name:
Title:

Exhibit B

AmegyBank

ESCROW AGREEMENT

WHEREAS, American International Petroleum Kazakhstan, a Nevada corporation ("Seller"), and Po aft Oil Ltd, a company registered in the British Virgin Islands ("Purchaser"), in connection with the executio of the Purchase and Sale Agreement between Purchaser and Seller (the "Purchase Agreement") and the closing o e sale of the shares of common stock owned by the Seller in Caspian Gas Corp., a New York corporation, to the I chaser ("Transaction"), as contemplated by the Purchase Agreement, have caused or will cause certain funds to be de ited in escrow with AMEGY BANK N.A., a national banking corporation ("Escrow Agent"), on terms and conditi more particularly described herein.

NOW, THEREFORE, in consideration of the premises, the undersigned hereby agree as follows:

ARTICLE I
TERMS AND CONDITIONS

1.1 **Establishment of Fund.** The undersigned have caused or will cause to be deposited with th scrow Agent the sum of $ 1,000,000.00 (the "Initial Deposit").

A. In accordance with the terms of Section 3.1(b) of the Purchase and Sale Agree nt, the undersigned may cause an additional amount of $15,000,000.00 in cash (the "Additional Deposit") to be depo d with the Escrow Agent under the Purchase Agreement (the Initial Deposit and the Additional Deposit together ith the interest shall be referred to collectively as the "Deposit" or "Fund").

1.2 **Treatment of Fund.** The monies constituting the Fund shall be deposited in a segregated terest-bearing account pursuant to the terms of this Escrow Agreement. Such account shall be styled [American Int ational Petroleum Kazakhstan/Polgraft Oil Ltd Escrow Account], with federal tax identification no. ____________ ____.
The parties hereto acknowledge and agree that the Fund is subject to the terms of the Purchase Agreement an rior to disbursement in accordance with the terms herein and in the Purchase Agreement, is not property of Sell or any affiliate thereof, and is not subject to the claims of any creditor or shareholder of Seller or any affiliate thereof.

1.3 **Investment of Fund.** Pending disbursement of the Fund in accordance with the tern of this Escrow Agreement, the Escrow Agent shall invest and reinvest Fund in the Fidelity Money Market Portfo CLIII, Fund 691 Money Market Fund, or in Permitted Investments (as defined below). The Escrow Agent n use a broker-dealer of its own selection, including a broker-dealer owned by or affiliated with the Escrow Agent any of its affiliates. The Escrow Agent or any of its affiliates may receive compensation with respect to any i stment directed hereunder (provided that such compensation shall be disclosed in writing to the Other Parties pri to such investment). The Escrow Agent shall have the right to liquidate any investment held in order to release th und as provided by this Escrow Agreement. It is expressly agreed and understood by the parties hereto that th Escrow Agent shall not in any way whatsoever be liable for losses on any investments, including, but not limited , losses from market risks due to premature liquidation or resulting from other actions taken pursuant to and consi nt with this Escrow Agreement. For purposes of this Escrow Agreement, "Permitted Investments" shall m direct obligations of the U.S. government, obligations guaranteed by the U.S. government and money market ds that invest solely in direct obligations of the U.S. government or in obligations guaranteed by the U.S. go nment. Unless otherwise instructed in writing by Purchaser, the Escrow Agent will invest the Fund in the Fideli Money Market Portfolio CLIII, Fund 691 Money Market Fund.

Receipt, investment and reinvestment of the Fund shall be confirmed by the Escrow Agent as soon as p ticable following each such transaction by account statement to the Other Parties, and any discrepancies in any suc account statement shall be noted by the Other Parties to the Escrow Agent within thirty (30) calendar days af receipt thereof. Failure to inform the Escrow Agent in writing of any discrepancies in any such account statem within said 30-day period shall presumptively be deemed confirmation of such account statement in its enti y. For

purposes of this paragraph, (a) each account statement shall be deemed to have been received by the party whom directed on the earlier to occur of (i) actual receipt thereof and (ii) five (5) Business Days (hereinafter defir) after the deposit thereof in the United States Mail, postage prepaid and (b) the term "Business Day" shall mean ar day of the year, excluding Saturday, Sunday and any other day on which national banks are required or authorized close in Houston, Texas

1.4 **Escrow Procedure and Payment Instruction.** The Fund, together with all interest earned ereon, which interest shall become and remain a part of the Fund, shall be held and disbursed in accordance with the rms of this Escrow Agreement as follows:

Except as otherwise provided, the Escrow Agent is hereby authorized to release the Fund only as fo ws:

A. At the Closing, promptly upon receipt by the Escrow Agent of written instructio jointly executed and delivered by Seller and Purchaser in the form attached hereto as Exhibit C (the losing Notice"), in accordance with the terms specified in the Closing Notice;

B. On the next Business Day after the tenth (10th) Business Day after receipt by th scrow Agent of written instructions signed by either Seller or Purchaser and in the form attached hereto a xhibit D or E (a "Termination Notice"), to Seller or Purchaser, as specified in the Termination Notic nless, prior to 5:00 p.m. Central Standard Time on the tenth (10th) Business Day after receipt by th scrow Agent of the Termination Notice (the "Objection Period"), the Escrow Agent receives written not in the form attached hereto as Exhibit F (an "Objection Notice") objecting to such disbursement. A party providing a Termination Notice or an Objection Notice must deliver a copy of such notice to e non-terminating party or non-objecting party, as the case may be, which notice shall be received by s h non-terminating party or non-objecting party not later than the same date on which the Termination tice or Objection Notice is delivered to or received by the Escrow Agent, in accordance with the prov ons of Section 3.4 hereof. If the Escrow Agent receives an Objection Notice prior to the end of the (jection Period, the Escrow Agent shall continue to hold the Fund in accordance with the terms of thi scrow Agreement until the question of any party's entitlement to the Fund shall have been determin by an agreement signed by Seller and Purchaser (a "Settlement Agreement") or by a final non-a alable judgment of (i) the United States Bankruptcy Court for the Western District of Louisiana, Lak Charles Division, or any other court having jurisdiction over the chapter 11 case (the "Bankruptc ourt") commenced by American International Petroleum Corporation on October 7, 2004, under Case lo. 04-21332 (the "Bankruptcy Case"), if the Bankruptcy Case remains open, or (ii) a court of c petent jurisdiction from which no appeal may be taken or for which the time to appeal has expired, inch ng any such judgment confirming an arbitration award (a "Judgment," and together with the Settlement A ement, each a "Final Determination");

C. Promptly upon receipt by the Escrow Agent of a Final Determination but in no e nt later than two (2) Business Days thereafter, the Escrow Agent shall: (i) if the Final Determination estab hes the right of Seller to the Fund disburse the Fund to Seller as directed by Seller; or (ii) deliver the und to Purchaser, if the Final Determination establishes the right of Purchaser to the Fund;

D. In accordance with any other joint written instructions signed by both S er and Purchaser; or

E. To Purchaser if no evidence of Closing has been provided to Escrow Agent by ril 30, 2006.

1.5 **Termination.** This Escrow Agreement shall terminate upon the first to occur of any of the lowing events:

A. The disbursement of the balance of the Fund in accordance with the provisions (Section 1.4 hereof.

ARTICLE II
PROVISIONS AS TO ESCROW AGENT

2.1. Limitation of Escrow Agent's Capacity.

A. This Escrow Agreement expressly and exclusively sets forth the duties of Escrow A nt with respect to any and all matters pertinent hereto, and no implied duties or obligations shall be read ito this Escrow Agreement against Escrow Agent. This Escrow Agreement constitutes the entire agreemen etween the Escrow Agent and the other parties hereto in connection with the subject matter of this escrow, an o other agreement entered into between the parties, or any of them, shall be considered as adopted or binding , whole or in part, upon the Escrow Agent notwithstanding that any such other agreement may be referred to rein or deposited with Escrow Agent or the Escrow Agent may have knowledge thereof, and Escrow Age : rights and responsibilities shall be governed solely by this Escrow Agreement.

B. Escrow Agent acts hereunder as a depository only, and is not responsible or lial in any manner whatsoever for the sufficiency, correctness, genuineness or validity of the subject matter of th Escrow Agreement or any part thereof, or for the form of execution thereof, or for the identity or author of any person executing or depositing such subject matter. Escrow Agent shall be under no duty to inve gate or inquire as to the validity or accuracy of any document, agreement, instruction or request furni d to it hereunder believed by it to be genuine and Escrow Agent may rely and act upon, and shall not be ible for acting or not acting upon, any such document, agreement, instruction or request, except for its ov willful misconduct or gross negligence. Escrow Agent shall in no way be responsible for notifying, nor sha it be its duty to notify, any party hereto or any other party interested in this Escrow Agreement of any paymer equired or maturity occurring under this Escrow Agreement or under the terms of any instrument deposited he with.

2.2 Authority to Act.

A. Escrow Agent is hereby authorized and directed by the undersigned to deliver t subject matter of this Escrow Agreement only in accordance with the provisions of Article I of this Escrow A ement.

B. Escrow Agent shall be protected in acting upon any written notice, request, waive consent, certificate, receipt, authorization, power of attorney or other paper or document which Escrow Age in good faith believes to be genuine and what it purports to be, including, but not limited to, items directing i estment or non-investment of funds, items requesting or authorizing release, disbursement or retainage of t subject matter of this Escrow Agreement and items amending the terms of this Escrow Agreement.

C. Escrow Agent may consult with legal counsel at the joint and several cost and exp e of the undersigned (other than Escrow Agent) in the event of any dispute or question as to the constructior f any of the provisions hereof or its duties hereunder.

D. In the event of any disagreement between any of the parties to this Escrow Agr nent, or between any of them and any other person, resulting in adverse claims or demands being made in nection with the matters covered by this Escrow Agreement, or in the event that Escrow Agent, in good f h, be in doubt as to what action it should take hereunder, Escrow Agent may, at its option, refuse to compl vith any claims or demands on it, or refuse to take any other action hereunder, so long as such disagreement ontinues or such doubt exists, and in any such event, Escrow Agent shall not be or become liable in any wa r to any person for its failure or refusal to act, except for its own willful misconduct or gross negligence, a Escrow Agent shall be entitled to continue so to refrain from acting until (i) the rights of all interested parties all have been fully and finally adjudicated by a court of competent jurisdiction, or (ii) all differences shall ve been adjudged and all doubt resolved by agreement among all of the interested persons, and Escrow A nt shall have been notified thereof in writing signed by all such persons. Notwithstanding the foregoing, Esc v Agent may in its discretion obey the order, judgment, decree or levy of any court, whether with without jurisdiction, or of any agency of the United States or any political subdivision thereof, or of any ag y of the State of Texas or of any political subdivision thereof, and Escrow Agent is hereby authorized its sole

discretion, to comply with and obey any such orders, judgments, decrees or levies. The right of Escr Agent under this sub-paragraph are cumulative of all other rights which it may have by law or otherwise.

E. In the event that any controversy should arise among the parties with respect to th :scrow Agreement, or should the Escrow Agent resign and the parties fail to select another Escrow Agent tc :t in its stead, the Escrow Agent shall have the right to institute a bill of interpleader in any court of c npetent jurisdiction to determine the rights of the parties. The Escrow Agent expressly agrees not to institut bill of interpleader with respect to any claims filed by any party other than a party to this Agreement.

2.3 Compensation/Indemnification.

A. Escrow Agent shall be entitled to reasonable compensation as well as reimburseme for its reasonable costs (equal to $25.00 per check issued after the first 20 checks are issued) and expenses i urred in connection with the performance by it of service under this Escrow Agreement (including reasonabl :es and expenses of Escrow Agent's counsel) and the undersigned (other than Escrow Agent) agree to so pa Escrow Agent reasonable compensation and reimburse Escrow Agent for reasonable costs and expenses. T parties hereto agree that escrow fees shall be due and payable in the amount of $3,000.00 each year, and suc :es will be deducted from the Fund upon the commencement of the escrow and on each anniversary, if any, c he date hereof.

B. The parties to this Escrow Agreement (other than Escrow Agent) hereby jc tly and severally agree to indemnify and hold Escrow Agent, its affiliates and their officers, employees, s :essors, assigns, attorneys and agents (each an "Indemnified Party") harmless from all losses, costs, claims, :mands, expenses, damages, penalties and attorney's fees suffered or incurred by any Indemnified Party c Escrow Agent as a result of anything which it may do or refrain from doing in connection with this Escrow A eement or any litigation or cause of action arising from or in conjunction with this Escrow Agreement or inv /ing the subject matter hereof or Escrow Funds or monies deposited hereunder or for any interest upon ny such monies, including, without limitation, arising out of the negligence of Escrow Agent; provide :hat the foregoing indemnification shall not extend to the gross negligence or willful misconduct of Escrc Agent.. This indemnity shall include, but not be limited to, all costs incurred in conjunction with any interple r which the Escrow Agent may enter into regarding this Escrow Agreement.

2.4 Miscellaneous.

A. Escrow Agent shall make no disbursement, investment or other use of funds until d unless it has collected funds. Escrow Agent shall not be liable for collection items until the proceeds of t same in actual cash have been received or the Federal Reserve has given Escrow Agent credit for the funds.

B. Escrow Agent may resign at any time by giving sixty (60) days' prior written nc e to the parties hereto, whereupon the parties hereto will immediately appoint a successor Escrow Agen Until a successor Escrow Agent has been named and accepts its appointment or until another disposition of subject matter of this Escrow Agreement has been agreed upon by all parties hereto, Escrow Agent shall be charged of all of its duties hereunder save to keep the subject matter whole.

C. All representations, covenants, and indemnifications contained in this Article II sh survive the termination of this Escrow Agreement.

ARTICLE III
GENERAL PROVISIONS

3.2 **Discharge of Escrow Agent.** Upon the delivery of all of the subject matter or monies purs nt to the terms of this Escrow Agreement, the duties of Escrow Agent shall terminate and Escrow Agent shall be disch :ed from any further obligation hereunder.

3.3 **Escrow Instructions.** Where directions or instructions from more than one of the unders ed are required, such directions or instructions may be given by separate instruments of similar tenor. Any of the un signed may act hereunder through an agent or attorney-in-fact, provided satisfactory written evidence of authori is first furnished to any party relying on such authority.

3.4 **Notice.** Any payment, notice, request for consent, report, or any other communication re ired or permitted in this Escrow Agreement shall be in writing and shall be deemed to have been given when p sonally delivered to the party hereunder specified or when placed in the United States mail, registered or certified, w return receipt requested, postage prepaid and addressed as follows:

If to Escrow Agent:

Amegy Bank, N.A.
4400 Post Oak Parkway Five Post Oak Park
P. O. Box 27459
Houston, Texas 77227-7459
Attn: Riley Salyer, Vice President

If to Seller:

American International Petroleum Kazakhstan
6202 Chestnut Peak Court
Kingwood, Texas 77345
Attn: Denis Fitzpatrick

with a copy to:

Adams and Reese LLP
4400 One Houston Center
1221 McKinney St.
Houston, Texas 77010
Attn: Dean W. Ferguson
Andrew Pidgirsky

If to Purchaser:

Polgraft Oil Ltd
c/o LeBoeuf, Lamb, Greene & MacRae LLP
1000 Main Street, Suite 2550
Houston, Texas 77002
Attn: Benjamin G. Clark

Any party may unilaterally designate a different address by giving notice of each such change in t manner specified above to each other party. Notwithstanding the foregoing, no notice to the Escrow Agent shall l deemed given to or received by the Escrow Agent unless actually delivered to an officer of the Escrow Age having responsibility under this Escrow Agreement.

3.5 **Governing Law.** This Escrow Agreement is being made in and is intended to be construed cording to the laws of the State of Texas. It shall inure to and be binding upon the parties hereto and their respective s cessors, heirs and assigns.

3.6 **Construction.** Words used in the singular number may include the plural and the plural m include the singular. The section headings appearing in this instrument have been inserted for convenience only a shall be given no substantive meaning or significance whatsoever in construing the terms and conditions of this t Escrow Agreement.

3.7 **Amendment.** The terms of this Escrow Agreement may be altered, amended, modified o voked only by an instrument in writing signed by the undersigned and Escrow Agent.

3.8 **Force Majeure**. Escrow Agent shall not be liable to the undersigned for any loss or dama arising out of any acts of God, strikes, equipment or transmission failure, war, terrorism, or any other act or circ stance beyond the reasonable control of Escrow Agent.

3.9 **Written Agreement.** This Escrow Agreement represents the final agreement between th arties, and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parti There are no unwritten oral agreements between the parties.

Exhibit B

In Witness Whereof, the Transaction Parties hereto have executed this Agreement to b
effective as of the date first above written.

SELLER

AMERICAN INTERNATIONAL PETROLEUM KAZAKHSTAN

By:____________________________
Name: __________________________
Title: ___________________________

PURCHASER

POLGRAFT OIL LTD

By:____________________________
Name: __________________________
Title: ___________________________

ESCROW AGENT

AMEGY BANK N.A.

By:____________________________
Name: __________________________
Title: ___________________________

ACKNOWLEDGMENT OF RECEIPT

The undersigned hereby acknowledge receipt from and/or disbursement by Amegy Bank, N.A., Escr Agent under the foregoing Escrow Agreement, of the subject matter of the Escrow Agreement as described in suc scrow Agreement; the undersigned acknowledge a faithful and proper performance by said Escrow Agent of its dut under said Escrow Agreement, and in consideration of such disbursement hereby release and discharge said Escr Agent from all further responsibility or liability as Escrow Agent under said Escrow Agreement.

Executed this _____ day of ______, 20_.

____

By:___________________________
Name:_________________________
Title:__________________________

EXHIBIT A

DISBURSEMENT REQUEST

Pursuant to that certain Escrow Agreement dated effective ______________ among ______________, ______________, and Amegy Bank, N.A. the parties her hereby request disbursement of funds in the amount and manner described below from accoun number ______________ styled [American International Petroleum Kazakhstan/Polgraft Oil Ltd, Escrow Acc nt].

Please disburse to: ______________

Amount to disburse: ______________

Form of disbursement: ______________

____

____

IN WITNESS WHEREOF: the parties hereto have executed this Agreement in multiple counterparts, eac f which is and shall be considered an original for all intents and purposes, effective as of the date first written abov

POLGRAFT OIL LTD	AMERICAN INTERNATIONAL PET LEUM KAZAKHSTAN
By: ______________	By: ______________
Name: ______________	Name: Denis Fitzpatrick
Title: ______________	Title: CEO
Date: ______________	Date: ______________

EXHIBIT B

FEE SCHEDULE

Initial Escrow Fee:	$3,000.00
Annual Escrow Fee: (due on anniversary date)	$3,000.00

Exhibit C

Closing Notice

The undersigned hereby give notice (this "Closing Notice") pursuant to Section 1.4A of that certain Escrow Agreement (the "Agreement"), dated as of [________], by and among Amegy Bank N.A., as escrow agent (the "Escrow Agent"), American International Petroleum Kazakhstan, a Nevada corporation ("Seller"), and Polgraft Oil Ltd, a company registered in the British Virgin Islands ("Purchaser"), and direct the Escrow Agent to immediately disburse the Fund to Purchaser. Capitalized terms used but not defined in this Notice shall have the meanings ascribed thereto in the Agreement.

Instructions: [ ]

IN WITNESS WHEREOF, the undersigned have caused this Closing Notice to be executed and delivered on this [__] day of [__________].

AMERICAN INTERNATIONAL PETROLEUM KAZAKHSTAN

By:______________________________
Name:____________________________
Title:_____________________________

POLGRAFT OIL LTD

By:______________________________
Name:____________________________
Title:_____________________________

Exhibit D

Seller Termination Notice

The undersigned hereby gives notice (this "Seller Termination Notice"), pursuant to Section 1.4 [illegible] of that certain Escrow Agreement (the "Escrow Agreement"), dated as of [________],by and among Amegy Bank [illegible] .A., as escrow agent (the "Escrow Agent"), American International Petroleum Kazakhstan, a Nevada corporation (" [illegible] ller"), and Polgraft Oil Ltd, a company registered in the British Virgin Islands ("Purchaser"), that it has validly te [illegible] inated the Purchase Agreement and is entitled to the liquidated damages specified in Section 3.1(b) of the [illegible] rchase Agreement, and directs the Escrow Agent to immediately disburse the amount of $800,000 to Seller in ac [illegible] rdance with the Escrow Agreement and in the manner set forth below, and to disburse the balance of the Fund to P [illegible] chaser. Capitalized terms used but not defined in this Seller Termination Notice shall have the meanings ascribed [illegible] reto in the Escrow Agreement.

Wiring Instructions: [ ]

IN WITNESS WHEREOF, the undersigned has caused this Seller Termination Notice to be exe [illegible] ed and delivered on this [__] day of [__________].

AMERICAN INTERNATIONAL PETROLEUM KAZAKHSTAN

By:______________________

Name:____________________

Title:_____________________

Exhibit E

Purchaser Termination Notice

The undersigned hereby gives notice (this "Purchaser Termination Notice"), pursuant to Section C of that certain Escrow Agreement (the "Escrow Agreement"), dated as of [_______], by and among Amegy Bank N.A. as escrow agent (the "Escrow Agent"), American International Petroleum Kazakhstan, a Nevada corporation ("Seller"), and Polgraft Oil Ltd, a company registered in the British Virgin Islands ("Purchaser"), that it has validly terminated the Purchase Agreement or the Purchase Agreement has automatically terminated in accordance with the second proviso of Section 4.2(b) thereof, and Purchaser is entitled pursuant to such termination to receive the Fund in accordance with the Escrow Agreement and in the manner set forth below. Capitalized terms used but not defined in this Termination Notice shall have the meanings ascribed thereto in the Agreement.

Instructions: [ ]

IN WITNESS WHEREOF, the undersigned has caused this Purchaser Termination Notice to be executed and delivered on this [__] day of [__________].

POLGRAFT OIL LTD

By:______________________________

Name:____________________________

Title:_____________________________

Exhibit F

Objection Notice

The undersigned hereby gives notice (this "Objection Notice") pursuant to Section 1.4B of that c[illegible]in Escrow Agreement (the "Escrow Agreement"), dated as of [________], by and among Amegy Bank N.A., as escr[illegible] agent (the "Escrow Agent"), American International Petroleum Kazakhstan, a Nevada corporation ("Seller"), and Polg[illegible] Oil Ltd, a company registered in the British Virgin Islands ("Purchaser"), of its objection to the disbursement to [Seller/[illegible]rchaser] of any of the Fund. Capitalized terms used but not defined in this Objection Notice shall have the meanings ascri[illegible]d thereto in the Agreement.

Basis for Objection: [Insert basis for the objection in accordance with the Escrow Agreement]

IN WITNESS WHEREOF, the undersigned has hereto caused this Objection Notice to be executed [illegible]d delivered on this [__] day of [__________].

[SELLER / PURCHASER]

By:____________________________
Name:__________________________
Title:___________________________

SCHEDULE 1.3
Seller's Knowledge

1. Denis J. Fitzpatrick

SCHEDULE 5.3(a)
Seller Consents and Approvals

1. Notification or waiver of Bridge Hydrocarbons LLC and any other shareholde of CGC and CGC under the Shareholder Agreement

2. Pledge Agreement No. __ dated April 9, 2004 between American Internati ial Petroleum Kazakhstan, a Nevada corporation, and Bank TuranAlem, a joint s ck company organized and existing under the laws of the Republic of Kazakhstan, purs int to which AIPK pledged its 375 shares in CGC to Bank TuranAlem

3. Entry of the Sale Order by the Bankruptcy Court

4. Approval by the Interagency Commission headed by the Ministry of Energy nd Mineral Resources of the Republic of Kazakhstan

SCHEDULE 5.4

Ownership, Contractual Rights and Approvals Affecting Transfer

1. 375 shares of common stock of CGC

2. Pledge Agreement No. __ dated April 9, 2004 between American Internati ial Petroleum Kazakhstan, a Nevada corporation, and Bank TuranAlem, a joint s ck company organized and existing under the laws of the Republic of Kazakhstan, purs int to which AIPK pledged its 375 shares in CGC to Bank TuranAlem

3. Trust Deed Agreement dated as of July 28, 2005, among The Baring Vc ok Private Equity Fund III L.P. 1, The Baring Vostok Private Equity Fund III L.P. 2, nd The Baring Vostok Fund III Co-Investment L.P. and Bank TuranAlem.

4. Overriding Royalty Interest Assignment Agreement between Ame an International Petroleum Corporation and Lemington Investment dated October 1, 200

5. Letter from Caspian Gas Corp. dated February 2, 2004 to Lemington Invest ent Ltd. Regarding Overriding Royalty Interest

6. Letter from Lemington Investments Ltd. dated December 5, 2003 to Ame an International Petroleum Kazakhstan Regarding Overriding Royalty Interest

7. Agreement Regarding Transfer of Rights dated December 4, 2003 bet en Vitesco Limited and Lemington Investments Ltd.

8. Deed of Assignment dated as of September 12, 2003 between Ame an International Petroleum Kazakhstan and Caspian Gas Corporation

9. Shareholders Agreement of CGC

10. Entry of the Sale Order by the Bankruptcy Court

11. Approval by the Interagency Commission headed by the Ministry of Energ nd Mineral Resources of the Republic of Kazakhstan

12. General Credit Agreement No. 2000/04/38 dated as of April 9, 2004 bet en Bank TuranAlem and Caspian Gas Corp.

13. UCC Financing Statement No. 2004014822-8 filed on May 10, 2004 with Ne ida Secretary of State in favor of Bank Turan Alem as a secured party (covering 375 s res of the common stock of CGC issued to American International Petroleum Kazakhsta

SCHEDULE 5.5
Seller's Litigation

1. A copy of the docket in Chapter 11 Case commenced by American Internati al Petroleum Corporation on October 7, 2004, under Case No. 04-21332 is attached ai a copy of the docket in Chapter 11 Case commenced by American International Refir y, Inc. under Case No. 04-21331 is attached

2. Notice from Ministry of Energy and Mineral Resources dated April 29, 2 4, reference No. (OUT): 14-02-3242, on the violation of terms and conditions provisi ed by License series MG No. 953-D (oil) dated 12/06/1997 and those of Contract No 79 dated 19/11/1997

SCHEDULE 5.6
Seller's Financial Advisors

None

Schedule 6.3(a)

Purchaser's Consents and Approvals

1. Approval by the Kazakh government described in Schedule 6.3(b).
2. Entry of the Sale Order by the Bankruptcy Court.
3. Termination and Release of AIPK from Bank TuranAlem.
4. Consent of Baring Vostok to the termination and release of AIPK from Bank TuranAlem.

Schedule 6.3(b)

Purchaser's Governmental Consents and Approvals

Approval by the Interagency Commission headed by the Ministry of Energy and Mineral Resources of the Republic of Kazakhstan.

Schedule 6.8

Purchaser's Financial Advisors

None.